UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 18, 2010

PALL CORPORATION
(Exact name of registrant as specified in its charter)

New York	001- 04311	11-1541330
(State or other jurisdiction	(Commission file number)	(I.R.S. Employer
of incorporation)		Identification No.)

25 Harbor Park Drive, Port Washington, NY		11050
(Address of principal executive offices)		(Zip Code)

(516) 484-3600
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

 ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

 ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

 ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

     (e) On August 18, 2010, Pall Corporation (the “Registrant”) entered into a new employment agreement with Roberto Perez, the Company’s Chief Operating Officer (the “Employment Agreement”), superseding the previous Employment Agreement between the Registrant and Mr. Perez, dated September 12, 2005. The Employment Agreement was approved by the Compensation Committee (the “Committee”) of the Board of Directors of the Registrant on July 14, 2010.

     The Employment Agreement provides for an annual base salary of $500,000, which may be increased with the approval of the Committee, and for a target bonus percentage equal to 112.5% of base salary.

     Pursuant to the Employment Agreement, upon a separation from service (as defined under Section 409A of the Internal Revenue Code of 1986, as amended) due to termination by the Registrant without cause or by Mr. Perez for good reason, Mr. Perez will receive monthly, for 24 months, a payment equal to 1/12 of the sum of base salary and 70% of target bonus percentage multiplied by his base salary, and his unvested restricted stock units, units under the Pall Corporation Management Stock Purchase Plan (the “Management Plan”) and stock options will continue to vest and settle in the usual manner until the second anniversary of the separation from service. The Employment Agreement defines good reason as (a) a material diminution in base salary, (b) a material diminution in authority, duties or responsibilities of the executive or of the person to whom the executive is required to report, (c) a material change in geographic location or diminution in the budget over which the executive retains authority, or (d) any action or inaction that constitutes a material breach by the Registrant of the agreement. Upon a change in control, unvested restricted stock units, Management Plan units and stock options will immediately vest.

     The Employment Agreement also provides for termination upon death or disability, upon Mr. Perez reaching age 65, by Mr. Perez without good reason, and for cause by the Registrant. Upon separation from service on his death or disability, Mr. Perez (or his estate, as applicable) will be entitled to an amount equal to his base salary and prorated bonus compensation to the end of the month in which death or disability occurs, and for 12 months after the month in which death or disability occurs, monthly payments equal to 1/12 of the sum of 50% of his base salary and 50% of his target bonus percentage multiplied by base salary. Upon separation from service due to termination by the Registrant for cause or by Mr. Perez without good reason, Mr. Perez would not be entitled to any compensation (other than as accrued to the date of the separation from service).

     The Employment Agreement also provides that during employment (including any period following notice of termination whether or not services are being performed) and for 12 to 24 months after termination of employment (depending upon the circumstances of the termination), Mr. Perez may not engage in any activity that is competitive to any material extent with the business of the Registrant, may not disparage the Registrant, and may not solicit customers or employees of the Registrant. The Employment Agreement also contains trade secret, confidentiality and invention and patent covenants that apply during and subsequent to employment.

     The forgoing description of the terms of the Employment Agreement is qualified in its entirety by reference to the Employment Agreement which is attached hereto as an exhibit and is incorporated herein by reference.

ITEM 9.01 Financial Statements and Exhibits.

     (d) Exhibits.

10.1	Employment Agreement, dated August 18, 2010, between the Registrant and Roberto Perez

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pall Corporation

/s/ Francis Moschella
August 24, 2010	Francis Moschella
Vice President – Corporate Controller
Chief Accounting Officer

INDEX TO EXHIBITS

Exhibit
Number	Description
10.1	Employment Agreement, dated August 18, 2010, between the Registrant and Roberto Perez